Exhibit 10.30

Master Vendor Agreement

This Master Vendor Agreement (“Agreement”) is hereby entered into this July 26, 2022, (the “Effective Date”) by and between iHerb, LLC, whose principal place of business is located at 17400 Laguna Canyon Road, Suite 400, Irvine, CA 92618 (“iHerb”), and Synergy CHC Corp. whose principal place of business is located at 865 Spring Street, Westbrook, Maine 04092 (“Vendor”).

Recitals

A.	Whereas, iHerb is an online retailer of health and wellness products;

B.	Whereas, Vendor is in the business of manufacturing, producing, supplying, and/or distributing products in which iHerb intends to market to its customers;

C.	Whereas, iHerb intends to purchase and Vendor intends to sell to iHerb products which are manufactured, produced, supplied and/or distributed by Vendor (“Products”) subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. General

From time to time, iHerb may purchase certain Products from Vendor and Vendor hereby agrees to sell such Products to iHerb, subject to the terms and conditions of this Agreement. This Agreement does not impart any obligation on iHerb to purchase any Product from Vendor, nor on Vendor to sell any Product to iHerb until a purchase order (“Order”) is submitted by iHerb and agreed to by Vendor (in accordance with Section 3 below). This Agreement governs such purchase of Products and any other terms and conditions of any Order or other communications shall not alter, amend or affect any provision of this Agreement unless agreed to in writing by both parties.

2. Applicability

These terms and conditions in this Agreement prevail over any terms or conditions contained in any other documentation, and expressly supersede any of Vendor’s general terms and conditions of sale or any other document issued by Vendor in connection with an Order. It is Vendor’s responsibility to comply with this Agreement, any Order, and all referenced documents, and to clarify with iHerb any inconsistencies or conflicts in any parts of an Order or referenced documents. Should Vendor fail to contact iHerb to resolve conflicts or inconsistencies, Vendor will be solely responsible for errors resulting from said conflicts or inconsistencies.

Except as set forth in this Agreement, iHerb’s Supplier Manual shall be guidance only. iHerb’s Supplier Manual sections regarding New Item Recap and Update Form, Product Shelf Life, Product Returns, Product Recalls, EDI Requirements, Notification of Changes, Supplier Notification of Changes, and Production Changes shall be hereby incorporated and legally binding to the extent no such provision therein conflicts, in whole or in part, with this Agreement.

3. Acceptance and Initial Orders

An Order is not binding on iHerb until Vendor accepts the Order in writing or starts to perform, including without limitation, by shipping any Products, in accordance with the Order. iHerb may withdraw the Order at any time before it is accepted by Vendor or Vendor starts to perform. Vendor shall notify iHerb within seventy-two (72) hours if any ordered Products are out of stock or if there is any discrepancy in information.

iHerb shall place an initial Order (“First Fill”) for each iHerb hub. Vendor shall be solely responsible for the Product cost, delivery, and related expenses of fulfilling and shipping any First Fills. First Fills shall typically equate to two (2) months’ worth of Product based on iHerb’s projected sales.

4. New Item Recap and Update Form

For each Product which iHerb may want to purchase from Vendor, Vendor shall complete a “New Item Recap and Update Form,” details of which may be found in iHerb’s Supplier Manual. For each new Product, Vendor shall provide at least one (1) finished sample, at Vendor’s expense, to iHerb for product imaging.

a.	If there are any changes to the information for any Product on the New Item Recap and Update Form which had previously been provided to iHerb, Vendor shall supply a new form to iHerb with such changes and Vendor shall not ship such Product until Vendor receives written confirmation from iHerb of iHerb’s receipt and acceptance of the new form.

b.	If there are any changes to the New Item Recap and Update Form which require additional warnings, labeling, restrictions, or handling/shipping instructions which iHerb cannot accommodate, then iHerb will not accept the new form and may, at its discretion, cancel or delay the purchase or shipment of said Product without incurring any liability.

5. Shipping and Delivery

Vendor shall deliver the Products in the quantities and on the date(s) specified in an Order or as otherwise agreed in writing by the parties (the “Delivery Date”). Timely delivery of the Products is of the essence. If Vendor fails to deliver the Products in full on the Delivery Date, iHerb may terminate an Order immediately by providing written notice to Vendor and Vendor shall indemnify iHerb against any losses, claims, damages, and reasonable costs and expenses attributable to Vendor’s failure to deliver the Products on the Delivery Date. Unless otherwise specified in an Order, iHerb has the right to return any Products delivered prior to the Delivery Date at Vendor’s expense and Vendor shall redeliver such Products on the Delivery Date.

All Products shall be delivered to the address specified in an Order (the “Delivery Location”) during iHerb’s normal business hours or as otherwise instructed by iHerb.

Vendor shall give written notice of shipment to iHerb when the Products are delivered to a carrier for transportation. Vendor shall provide iHerb all shipping documents, including the commercial invoice, packing list, air waybill/bill of lading and any other documents necessary to release the Products to iHerb no later than one day after Vendor delivers the Products to the transportation carrier. The Order number must appear on all shipping documents, shipping labels, bills of lading, air waybills, invoices, correspondence, and any other documents pertaining to the Order. Unless a specific Order specifies otherwise and only for that particular Order, title passes to iHerb upon delivery of the Products to the Delivery Location. Vendor bears all risk of loss or damage to the Products until delivery of the Products to the Delivery Location, unless specified otherwise in a specific Order and only for that particular Order. If any Products are delivered pursuant to an Order designated as FOB Origin, possession is transferred to iHerb when the order is released to the assigned carrier. iHerb reserves the right to inspect the Products and raise any non-carrier related issues with the Products for any Order designated as FOB Origin.

Any other shipping or delivery terms not referenced in this Agreement shall be subject to the terms or conditions noted on an Order.

6. Products

All Products shall be clearly marked with the lot number and expiration date as detailed in the Supplier Manual. The lot number and expiration date are required to be on the Products as well as electronically provided to iHerb in the EDI ASN 856 document and the UCC-128 label. If Vendor delivers more than the quantity of Products ordered, iHerb may reject all or any Products, including without limitation all or any excess Products. Any such rejected Products shall be returned to Vendor at Vendor’s risk and expense. If iHerb does not reject the Products and instead accepts the delivery of Products at the increased or reduced quantity, the Price for the Products shall be adjusted on a pro-rata basis.

7. Inspection and Rejection of Nonconforming Products

iHerb has the right to inspect the Products on or after the Delivery Date. iHerb, at its sole option, may inspect all or a sample of the Products, and may reject all or any portion of the Products if it determines the Products are nonconforming or defective. For purposes of clarity, nonconforming Products includes but is not limited to Products that do not meet the minimum shelf life specified in iHerb’s Supplier Manual. If iHerb rejects any portion of the Products, iHerb has the right, effective upon written notice to Vendor, to: (a) rescind the Order in its entirety; (b) accept the Products at a pro-rata basis; or (c) reject the Products and require replacement of the rejected Products. If iHerb requires replacement of the Products, Vendor shall, at its expense, promptly replace the nonconforming Products and pay for all related expenses, including, but not limited to, transportation charges for the return of the defective Products and the delivery of replacement Products. Any inspection or other action by iHerb under this Section shall not reduce or otherwise affect Vendor’s obligations herein, and iHerb shall have the right to conduct further inspections after Vendor has carried out its remedial actions.

8. Returns and Recalls

Any Products that are: damaged during shipment, incorrectly shipped (including overage and/or incorrect Products/SKU), defective, dangerous, incomplete, infringing upon any third party intellectual property rights, not in compliance with applicable laws and regulations, or otherwise do not comply with iHerb policies and procedures will be replaced and reshipped, at Vendor’s expense, in accordance with iHerb’s Supplier Manual.

In the event of any and all recalls of Products that are either (i) agreed to by Vendor or iHerb, or (ii) that are required either by law or in the commercially reasonable judgement of iHerb (because iHerb has reason to believe that Products are defective, dangerous, incomplete, infringe upon intellectual property rights, or are not in compliance with applicable laws or regulations), the Products will be returned to Vendor at Vendor’s expense as outlined in iHerb’s Supplier Manual. Upon Vendor’s knowledge of a recall, Vendor shall immediately notify iHerb. iHerb will ensure that all Products recalls are immediately communicated with applicable iHerb customers upon receipt of Vendor’s notice.

9. Price

The price of the Products is the price stated in a particular Order (the “Price”). If no price is included in an Order, the Price shall be the price set out in Vendor’s published price list in force as of the date of the Order, or such lesser price as may have been agreed upon by iHerb and Vendor. Unless otherwise specified in an Order, the Price includes all packaging, transportation costs to the Delivery Location, insurance, customs duties, and fees and applicable taxes, including, but not limited to, all sales, use, or excise taxes. No increase in the Price is effective, whether due to increased material, labor, or transportation costs or otherwise, without the prior written consent of iHerb. Vendor shall provide iHerb with a minimum of ninety (90) day advance written notice of price changes for any Products.

10. Payment Terms

Vendor shall issue an invoice to iHerb on or after the completion of delivery of the Products and in accordance with this Agreement. iHerb shall pay all properly invoiced amounts due to Vendor sixty (60) days after the later of: (i) the date of receipt of the invoice, or (ii) the date the Products are received. iHerb will consider the discounted payment terms 2/20 NET 60 and 1/30 NET 60. Procurement credit cards shall not be accepted. If there are any inconsistencies between the payment terms in this Agreement or an Order, the payment terms in that Order shall prevail for that particular Order only. All payments hereunder must be in US dollars.

Without prejudice to any other right or remedy it has, iHerb reserves the right to set off at any time any amount owing to it by Vendor against any amount payable by iHerb to Vendor.

Vendor is responsible for EDI Enrollment and testing, which are required prior to sending an invoice transmission and receiving payment from iHerb. Testing fees, as determined by iHerb’s then current service partner, will apply and shall be Vendor’s responsibility.

11. Termination

This Agreement will commence on the Effective Date and will remain in effect unless terminated for convenience by either party, upon at least thirty (30) prior days written notice to the other party. If the Vendor becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization, or assignment for the benefit of creditors, then the iHerb may terminate this Agreement upon written notice to Vendor.

Additionally, iHerb may terminate an Order, in whole or in part, at any time with or without cause for undelivered Products by providing written notice to Vendor prior to shipment. In addition to any remedies that may be provided under this Agreement, iHerb may terminate an Order with immediate effect upon written notice to the Vendor, either before or after the acceptance of the Products, if Vendor has not performed or complied with any of the terms of this Agreement or has delivered nonconforming Products, in whole or in part. If iHerb terminates an Order for any reason, Vendor’s sole and exclusive remedy is (i) payment for the Products received and accepted by iHerb prior to the termination or (ii) in the case of any Products which are custom and specifically manufactured for iHerb, iHerb shall remit costs to Vendor associated with any work in progress commenced prior to the termination (not to exceed the amount of the Order).

12. Vendor Insurance Requirements

Vendor shall furnish to iHerb a valid Certificate of Insurance (“COI”) before Vendor ships any Products. COIs will be issued by an insurance company with A.M. Best ratings of “A-, VI” or better. During the term of this Agreement and for at least twelve months thereafter, Vendor shall maintain Commercial General Liability (“CGL”) insurance, including contractual liability, personal and advertising injury, broad form bodily injury and property damage, extended liability, and products liability at minimum coverage limits of:

Per Occurrence	$2,000,000
General Aggregate	$2,000,000
Products Completed Operations Aggregate	$2,000,000

The above coverage limitations may be met using a combination of primary and excess/umbrella policies on a following form primary or broader form.

Vendor shall provide a broad form Vendor’s endorsement naming iHerb as an additional insured on Vendor’s CGL insurance policy and the endorsement must be attached to the COI. Coverage afforded to iHerb must be primary and not contributory to any other insurance or self-insurance available. All liability insurance policies will provide that the insurance company waives all rights of recovery by way of subrogation against iHerb in connection with any matter covered by such policy. Vendor shall promptly notify iHerb of its intention to substantially modify its currently existing insurance coverage, including, without limitation, changes in coverage limits below the Coverage Minimums. If any of Vendor’s insurance policies lapse or are terminated, Vendor shall cease operations with iHerb until Vendor procures acceptable insurance. Vendor shall provide iHerb at least thirty (30) days prior written notice of any cancellation. Vendor’s indemnification obligation shall not be negated or reduced by virtue of denial of insurance coverage or refusal to defend iHerb for any occurrence or event which is subject to the said indemnity obligation. In no event shall the limits of any policy be considered as limiting the liability of the Vendor.

13. Grant of Rights

On an ongoing basis, Vendor shall provide to iHerb, free of charge, all current Products information, literature, descriptions, images, packaging and any warnings required by law to be disclosed in any sale, advertisement, or other promotion of the Products (collectively, “Products Information”). Vendor represents and warrants that Vendor owns, licenses, or has the authority to sublicense or grant the use of all right, title and interest in and to the Products and the Products Information. Vendor hereby grants to iHerb and its affiliates during this Agreement and for a reasonable sell-off period following the term of this Agreement, a non-exclusive, and royalty-free license and right to: (i) distribute and sell the Products to customers, (ii) use, copy, display, perform, and/or distribute the Products Information in connection with the sale or marketing of the Products on any website or other online platform, mobile application, or other media owned or controlled by iHerb or its affiliates, (iii) use trademarks, trade names, logos or other intellectual property included in the Products and Products Information, and (iv) ability to sublicense any of the foregoing rights to third parties in connection with iHerb’s programs or services (e.g., to advertise the Products), and upon the termination or expiration of this Agreement, the Vendor will further provide iHerb with a reasonable sell off period to sell off any remaining Vendor Products. Nothing by virtue of the terms in this Agreement shall be deemed as granting a party the intellectual property rights of the other party unless explicitly set forth herein. Further, Vendor will not, without iHerb’s prior written consent, use any trademark, service mark, commercial symbol or other proprietary rights of iHerb.

14. Representations, Warranties and Covenants.

A. Vendor represents, warrants and covenants that:

1.	the Products are genuine, free of defect and have adequate warnings and instructions.

2.	conform to applicable specifications, be fit for their intended purpose and operate as intended, be merchantable, and be free and clear of all liens, security interests, or other encumbrances.

3.	the Products Information, Product packaging, labeling, and New Item Recap and Update Forms are true, accurate and complete.

4.	iHerb’s marketing, sale, or distribution of the Products as permitted under this Agreement, including without limitation iHerb’s use of any Products Information, will not infringe upon any patent, trademark, trade dress, trade name, copyright or otherwise violate any third party’s rights.

5.	Vendor is an authorized distributor or manufacturer of the Products it sells to iHerb and no consents of any third party are required for Vendor to sell and deliver the Products to iHerb for resale to customers, to grant the license and rights hereunder, or to enter into this Agreement.

6.	The Products may be lawfully marketed, stored, sold, distributed and disposed of by iHerb or its affiliates without restriction other than any specific restrictions or prohibitions Vendor discloses in writing to iHerb and iHerb consents in writing in advance of shipment to iHerb.

7.	no Product is or contains ingredients that are: (i) regulated as a controlled substance or drug, (ii) listed as a regulated chemical, or (iii) regulated as a hazardous or dangerous product or material, unless: (1) Vendor specified such in the New Item Recap and Update Form which iHerb receives and, (2) it is a “Dangerous Products in Excepted Quantity,” and (3) Vendor provides a valid SDS or exemption letter. Except for the “Dangerous Products in Excepted Quantity” that meet the requirements in the previous sentence, no other “Dangerous Products” (including “Dangerous Products in Limited Quantity”) will be accepted under any circumstances. Vendor is responsible for, and shall indemnify iHerb and the iHerb Indemnified Parties in accordance with Section 14 of this Agreement from, any and all issues arising from the transport or sale of such Products, including any violations of any applicable rules or regulations of any governmental authority or international bodies, including without limitation the IATA, DOT, IMDG, TDG, or ICAO.

8.	Vendor, its subcontractors and suppliers and others in its supply chain are, and the Products were produced, manufactured, assembled, packaged, labeled, tested, certified, marked, weighed, inspected, shipped and sold, in compliance with all applicable industry standards and all applicable laws, rules, regulations, and ordinances, including without limitations, (i) all laws, rules, regulations and ordinances relating to health, safety, environment, serial and identification numbers, labeling and country of origin designation; (ii) all FDA, toxic substances, cGMP regulations, OSHA and EPA regulations, and any food, drug or supplement safety statutes; (iii) all customs requirements; (iv) all requirements pertaining to the California Safe Drinking Water and Toxic Enforcement Act of 1986 and its regulations, as may be amended from time to time (“Prop 65”); (v) and all applicable employment, labor, living conditions, working conditions, wage and hour laws, rules, regulations and ordinances, including national and international laws prohibiting slavery and human trafficking.

9.	Vendor and its subcontractors, suppliers and others in its supply chain do not use any form of forced, prison and/or child labor.

10.	Pursuant to Prop 65, Vendor is responsible for identifying Products that fall under Prop 65’s requirements and for complying therewith, including correctly labelling all Products (and/or packaging) with the warning information required by Prop 65 and providing the requisite notice and warning materials to the authorized agent of iHerb. As an online retailer, iHerb will not determine if a warning is or is not needed for the Products or whether or not the warning materials provided by Vendor comply with Prop 65. As such, Vendor agrees that it shall provide iHerb with Prop 65 compliant Products data/warning materials for display on iHerb’s website using iHerb’s current warning collection method. Vendor acknowledges that iHerb’s sole obligation under Prop 65 is to display the warning materials, if any, that iHerb receives from Vendor (the “Warning Language”) on iHerb’s website to a customer prior to the customer completing their online purchase. Necessary Warning Language for any Products must be provided to iHerb before the Products are shipped. If the Warning Language at any time needs to be changed, Vendor shall furnish iHerb the new warning language either prior to shipping any new Products or within 48 hours of determining a new warning is needed for any Products iHerb has in stock, whichever comes first.

a.	If the Vendor provides iHerb a Prop 65 Warning that needs to be later modified or removed from the website, including but not limited to cases of Products reformulation, Vendor must (1) supply a list of lot numbers that have and still would require the previous Prop 65 Warning, (2) buy back or credit all stock from all warehouses that need the previous warning in which Vendor is responsible for all Products destroying or return/re-shipping fees, and (3) credit iHerb for all consumer Products returns from the lot numbers that require the previous warning.

11.	Upon iHerb’s reasonable request, Vendor will provide, at Vendor’s expense, all certifications and other documents required in compliance with this Section, including but not limited to any Safety Data Sheet (“SDS”) as required by OSHA regulations, Certificates of Origin, and Certificates (“CoA”) that fully substantiates the labelling of the Products.

a.	The CoA shall include the Product’s: (i) name; (ii) lot number(s); (iii) expiration date; (iv) date tested; (v) results attesting the Product has undergone testing specified by iHerb; (v) confirmation that the Product adheres to its specifications, standards, and labeling; and (vi) physical and chemical properties.

b.	If Vendor does not provide the documentation required in this Section, Vendor warrants that they have met all laws, rules, regulations, ordinances, and guidance by shipping the Products to iHerb.

c.	For Products that are defined by law to be dietary supplements (“Dietary Supplements”), Vendor shall provide an adequate CoA or CoA exemption letter that must be approved in writing by iHerb before Vendor ships any Dietary Supplements. iHerb reserves the right to reject shipments of Dietary Supplements if Vendor does not provide adequate documentation and receive iHerb’s written approval before shipment. Any such rejected Dietary Supplements shall be returned to Vendor at Vendor’s risk and expense.

15. General Indemnification

Vendor will defend, indemnify, and hold iHerb, its affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (collectively, the “iHerb Indemnified Parties”) harmless from any and all claims, liabilities, fines, penalties, losses, damages, costs and expenses (including reasonable attorneys’ fees) (each a “Claim”) arising from or relating to (i) any actual or alleged death of or injury to any person or animal or other damage or loss due in whole or in part to any Products or any actual or alleged defect in such Products, whether latent or patent, including but not limited to any alleged failure to provide adequate warnings, labeling or instructions, (ii) any recall of the Products, (iii) any allegation or finding that any Products, any Products Information or other content or material provided by Vendor infringes or misappropriates any proprietary rights or other rights of any third party, (iv) Vendor’s failure to provide an accurate and up to date New Item Recap and Update Form, Products Information, CoAs, applicable certifications, Warning Language, or other adequate warnings or instructions, (v) any act, activity or omission of Vendor or any of its employees, representatives, or agents, (vi) iHerb’s reliance on any certification, Warning Language or documentation or instructions from Vendor, (vii) representations, warranties and covenants made by Vendor under Sections 12 and 13 of this Agreement, or (viii) any actual or alleged violation of law, statute, rule, regulation, ordinance or any administrative order, rule or regulation relating to the Products or its manufacture, shipment, import, labeling, weights and measurements, use or sale, or any failure to provide an SDS. Vendor shall not be obligated to indemnify the iHerb Indemnified Parties to the proportional extent the liability for a Claim is caused by the negligence or intentional misconduct of the iHerb Indemnified Party.

In the event that iHerb receives notice that any Claim for which Vendor may be required to indemnify iHerb is asserted against or sought to be collected from iHerb, iHerb shall provide prompt written notice to Vendor. iHerb shall at all times have the right to fully participate in such defense at its own expense and shall not be obligated, against its consent, to participate in any settlement. Vendor shall not make any settlement of any claims that might give rise to liability unless such settlement includes a full, unconditional release of iHerb; moreover Vendor may not enter into any settlement which imposes any obligation, liability or admission of guilt on the part of iHerb without prior written consent of iHerb.

16. Confidential Information

Unless otherwise set forth in non-disclosure agreement entered into by the parties, each party agrees that it will (i) maintain all Confidential Information (as defined below) which is disclosed to or otherwise observed by such party in strict confidence and take all reasonable precautions to protect such Confidential Information, (ii) not divulge any Confidential Information to any third party, and (iii) not make or authorize any use of any Confidential Information other than for the performance of this Agreement, except with the prior written consent of the disclosing party or as required by law. All rights in and title to the Confidential Information shall remain in the disclosing party. For purposes hereof, “Confidential Information” means all information disclosed through any means of communication or by personal observation by or on behalf of the disclosing party to or for the benefit of the receiving party that relates to the disclosing party’s Products, projects, productions, research and development, intellectual properties, trade secrets, customers, employees, vendors, suppliers, technical know-how, policies or practices (and all creative, business and technical information relating thereto), and any other matter that the receiving party is advised or has reason to know is the confidential, trade secret or proprietary information of the disclosing party. Notwithstanding the foregoing, the term Confidential Information shall not include information which (i) is or becomes publicly available other than as a result of a disclosure by receiving party in violation of this Agreement; (ii) is or was independently developed by receiving party without the use of any Confidential Information (as defined without regard to this exception); (iii) is or becomes available to receiving party on a non- confidential basis from a source (other than disclosing party) which is not prohibited from disclosing such information to receiving party by any legal, contractual or fiduciary obligation; or (iv) is information that was already known by receiving party, so long as receiving party can demonstrate, by written records, that such information had been in receiving party’s possession prior to receipt of the Confidential Information by receiving party. To the extent the receiving party is legally compelled to disclose Confidential Information, then the receiving party shall notify the disclosing party as soon as reasonably practicable.

17. Notices

All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if sent by registered or certified United States mail, return receipt requested, postage prepaid, and addressed to the respective party; if to iHerb: 301 N. Lake Avenue, Suite 500 Pasadena, CA 91101 (Attn: Legal Department) with a copy to legal@iherb.com; if to Vendor: 865 Spring Street, Westbrook, Maine 04092 with a copy to jack@synergychc.com. Notice by mail shall be deemed effective and complete three (3) days after deposit in the United States mail.

18. Governing Law; Venue

This Agreement and any related documents shall be governed by and construed in accordance with the laws of the State of California. With the exception of injunctions other equitable relief for which the parties may seek remedies in court, any controversy or claim arising out of or relating to this Agreement or related documents, or any breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be held in Los Angeles County, California. The prevailing party shall be entitled to reimbursement from the non-prevailing party of all costs associated with the arbitration or court action, including the recovery of all reasonable attorneys’ fees and/or arbitrator’s fees.

19. Force Majeure

Neither party shall be liable to the other for any delay or failure in performing its obligations under the Agreement to the extent that such delay or failure is caused by an event or circumstance that is beyond the reasonable control of that party, without such party’s fault or negligence, and which by its nature could not have been foreseen by such party or, if it could have been foreseen, was unavoidable (“Force Majeure Event”). Force Majeure Events include, but are not limited to, acts of God or the public enemy, government restrictions, floods, fire, earthquakes, explosion, epidemic, war, invasion, hostilities, terrorist acts, riots, or embargoes. Notwithstanding the foregoing, Force Majeure Events expressly excludes the following: (a) any event that a party could reasonably have prevented by quality assurance, disaster recovery or other testing consistent with industry practices; and (b) any event where a party could have implemented a reasonable work around to prevent such loss, damage, delay or failure in performing its obligations hereunder. If a Force Majeure Event prevents Vendor from carrying out its obligations under the Agreement for a continuous period of more than thirty (30) business days, iHerb may terminate this Agreement immediately by giving written notice to Vendor

20. Miscellaneous

This Agreement constitutes the entire agreement of the parties hereto relating to the matters discussed herein and may be amended or modified only by a written agreement duly executed by the parties hereto. No change to this Agreement is binding upon iHerb unless it is in writing, specifically states that it amends this Agreement and is signed by an authorized representative of iHerb. Notwithstanding the above, the iHerb reserves the right at any time to issue a written change order or amendment to an Order concerning any of the following: (a) specifications and data incorporated in the Order where the Products to be furnished are custom and specifically manufactured for the iHerb; (b) quantity; (c) methods of shipment or packaging, (d) Delivery Location, (e) Delivery Date; or (f) any other matters affecting an Order. Vendor shall not assign, transfer, delegate, or subcontract any of its rights or obligations under the Agreement without the prior written consent of iHerb, which may be withheld in iHerb’s sole discretion. Neither party will make or issue, or cause to be made or issued, any announcement or statement regarding activities under this Agreement for dissemination to the general public or to any third party without the prior written consent of the other party. Any failure by either party to enforce the other party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement. Nothing in this Agreement shall be construed to give rise to a relationship between the parties hereto as a joint venture or partnership or other relationship other than that of independent contractors. In the event that any portion of this Agreement is held invalid or unenforceable for any reason, said invalidity or unenforceability shall not affect the other portions of this Agreement, and the remaining portions thereof shall remain in full force and effect. Provisions of this Agreement which by their nature should survive beyond the expiration or earlier termination of this Agreement will remain in force after such expiration or earlier including, but not limited to, Sections 10-20 of this Agreement.

Remainder of Page Intentionally Left Blank; Signatures on Next Page

IN WITNESS WHEREOF, the parties hereto have signed this Master Vendor Agreement as of the Effective Date.

iHerb, LLC

By:	/s/ Mike Cody
Printed:	Mike Cody
Title	CFO
Date:	9/6/2022

By:	/s/ Lindsey Wiefels
Printed:	Lindsey Wiefels
Title:	VP, Purchasing
Date:	8/19/2022

Synergy CHC Corp.

By:	/s/ Jack Ross
Printed:	jack@synergychc.com
Title:	CEO
Date:	8/19/2022